NEWS RELEASE

NCR Announces Second Quarter 2023 Results
Strong First Half Pushes Expectations to Higher End of Previous Guided Ranges

ATLANTA, August 2, 2023 - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended June 30, 2023. Second quarter results and other recent highlights include:

•Revenue of $2.0 billion; Recurring revenue of $1.3 billion
•Net income from continuing operations attributable to NCR of $20 million
•Adjusted EBITDA of $389 million
•GAAP diluted EPS from continuing operations of $0.11; Non-GAAP diluted EPS of $0.94
•Net cash provided by operating activities of $227 million; Adjusted free cash flow-unrestricted of $154 million
•Company progressing toward separation into two public companies

“We delivered strong second quarter results, marked by solid growth in recurring revenue, margin expansion and robust cash flow generation,” said Michael Hayford, Chief Executive Officer. “We have made significant progress preparing for the separation into two public companies, which we anticipate will occur in the fourth quarter, and are in a strong financial position and carrying positive momentum. Over the last three quarters, NCR generated cumulative adjusted free cash flow-unrestricted of over $550 million, enabling us to decrease financial leverage in preparation for the separation transaction.”

Mr. Hayford continued, “With the planned separation in sight, we will become two distinct and robust entities with market leading positions, each with ample opportunities for long-term growth. NCR Voyix will leverage NCR’s industry leading software for global retail, hospitality and digital banking technology platforms. NCR Atleos will enable customers to meet global demand for ATM access while leveraging new ATM transaction types, including digital currency solutions, to drive market growth. We believe the enhanced operating and financial flexibility will benefit both companies and will unlock substantial value for our customers and stockholders.”

On July 24, 2023, NCR announced the new names for the two companies that will form after its planned separation, expected in the fourth quarter of 2023. NCR Voyix will be the new name for our digital commerce business, which includes our Retail, Hospitality, and Digital Banking segments. The new name for the ATM business will be NCR Atleos, which includes our Self-Service Banking and Payments & Network segments as well as our telecommunications and technology business.

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include “Adjusted free cash flow-unrestricted,” “Adjusted EBITDA,” and others with the words “non-GAAP” or "constant currency" in their titles. These non-GAAP measures are listed, described and reconciled to their most directly comparable GAAP measures under the heading “Non-GAAP Financial Measures” later in this release.

Second Quarter 2023 Operating Results

Revenue
Second quarter revenue of $1,986 million decreased 1% year over year. On a constant currency basis, revenue growth was flat year over year. The following table shows revenue for the second quarter:

$ in millions	Q2 2023	Q2 2022	% Increase (Decrease)	% Increase (Decrease) Constant Currency
Retail	$576	$562	2%	3%
Hospitality	235	238	(1)%	(1)%
Digital Banking	140	131	7%	7%
Payments & Network	333	332	—%	1%
Self-Service Banking	661	679	(3)%	(1)%
Other (1)	54	61	(11)%	(11)%
Eliminations (2)	(13)	(12)	8%	8%
Other adjustment (3)	—	6	n/m	n/m
Total revenue	$1,986	$1,997	(1)%	—%

Recurring revenue	$1,262	$1,217	4%	5%
Recurring revenue %	64%	61%

(1) Other revenue represents certain other immaterial business operations that do not represent a reportable segment.
(2) Eliminations include revenues from contracts with customers and the related costs that are reported in the Payments & Network segment as well as in the Retail or Hospitality segments, including merchant acquiring services that are monetized via payments.
(3) Other adjustment reflects the revenue attributable to the Company's operations in Russia for the three months ending June 30, 2022 that were excluded from management's measure of revenue due to our previous announcement to suspend sales to Russia and orderly wind down of our operations in Russia beginning in the first quarter of 2022. Refer to section entitled "Non-GAAP Financial Measures" for additional information.

•Second quarter gross margin of $538 million increased from $471 million in the prior year period. Gross margin rate was 27.1%, compared to 23.6% in the prior period. Second quarter gross margin (non-GAAP) of $576 million increased from $515 million in the prior year period. Gross margin rate (non-GAAP) was 29.0%, compared to 25.9% in the prior period.

•Second quarter income from operations of $148 million increased from $103 million in the prior year period. Second quarter operating income (non-GAAP) of $297 million increased from $233 million in the prior year period.

•Second quarter net income from continuing operations attributable to NCR of $20 million decreased from net income from continuing operations attributable to NCR of $35 million in the prior year period.

•Second quarter Adjusted EBITDA of $389 million increased from $339 million in the prior year period. Foreign currency fluctuations had an unfavorable impact on the Adjusted EBITDA comparison of 2%. Adjusted EBITDA margin rate was 19.6%, compared to 17.0% in the prior year period.

•Second quarter cash provided by operating activities of $227 million increased from cash provided by operating activities of $80 million in the prior year period. Second quarter Adjusted free cash flow-unrestricted was $154 million, compared to break-even Adjusted free cash flow-unrestricted in the prior year period.

2023 Outlook

We are affirming our full year 2023 guidance communicated on February 7, 2023, with our strong first half pushing expectations to the higher end of the previously guided ranges. For the full year 2023, we are forecasting:

•Revenue - $7.8 billion to $8.0 billion
•Adjusted EBITDA - $1.45 billion to $1.55 billion
•Non-GAAP diluted EPS - $3.30 - $3.50
•Adjusted free cash flow-unrestricted - $400 million to $500 million

With respect to our Adjusted EBITDA, Adjusted free cash flow-unrestricted and non-GAAP diluted earnings per share guidance, we do not provide a reconciliation of the respective GAAP measures because we are not able to predict with reasonable certainty the reconciling items that may affect the GAAP net income from continuing operations, GAAP cash flow from operating activities and GAAP diluted earnings per share from continuing operations without unreasonable effort. The reconciling items are primarily the future impact of special tax items, capital structure transactions, restructuring, pension mark-to-market transactions, acquisitions or divestitures, or other events. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures. Refer to the heading “Non-GAAP Financial Measures” for additional information regarding our use of non-GAAP financial measures.

Separation Update

On September 15, 2022, NCR announced a plan to separate into two independent, publicly traded companies – one focused on digital commerce, the other on ATMs. The separation is intended to be structured in a tax-free manner. The separation transaction will follow the satisfaction of customary conditions, including effectiveness of appropriate filings with the U.S. Securities and Exchange Commission. The current target is to complete the separation in the fourth quarter of 2023.

Should alternative options become available in the future that could deliver superior value to our stockholders than the planned separation, such as a whole or partial company sale of NCR, the Board remains open to considering alternative scenarios.

2023 Second Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. Eastern Time to discuss the second quarter 2023 results. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 9356480.

More information on NCR’s second quarter earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.
About NCR Corporation
NCR Corporation (NYSE: NCR) is a leader in transforming, connecting and running technology platforms for self-directed banking, stores and restaurants. NCR is headquartered in Atlanta, Georgia, with 35,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements in this release include, without limitation, statements regarding: our expectations of demand for our solutions and execution, and the impact thereof on our financial results in 2023; NCR’s focus on advancing our strategic growth initiatives and transforming NCR into a software-led as-a-service company with a higher mix of recurring revenue streams; our expectations of NCR's ability to deliver increased value to customers and stockholders; statements regarding the planned separation of NCR into two separate companies, including, but not limited to, statements regarding the anticipated timing and structure of such planned transaction, the future commercial or financial performance of the commerce company or the ATM company following such planned transaction, value creation and ability to innovate and drive growth generally as a result of such transaction, and the expected capital structure, net debt and pension obligations of the companies at the time of and following the transaction. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to:
•Strategy and Technology: transforming our business model; development and introduction of new solutions; competition in the technology industry; integration of acquisitions and management of alliance activities; our multinational operations;
•Business Operations: domestic and global economic and credit conditions; risks and uncertainties from the payments-related business and industry; disruptions in our data center hosting and public cloud facilities; retention and attraction of key employees; defects, errors, installation difficulties or development delays; failure of third-party suppliers; a major natural disaster or catastrophic event, including the impact of the coronavirus (COVID-19) pandemic and geopolitical and macroeconomic challenges; environmental exposures from historical and ongoing manufacturing activities; and climate change;
•Data Privacy & Security: impact of data protection, cybersecurity and data privacy including any related issues, including the April 2023 ransomware incident;
•Finance and Accounting: our level of indebtedness; the terms governing our indebtedness; incurrence of additional debt or similar liabilities or obligations; access or renewal of financing sources; our cash flow sufficiency to service our indebtedness; interest rate risks; the terms governing our trade receivables facility; the impact of certain changes in control relating to acceleration of our indebtedness, our obligations under other financing arrangements, or required repurchase of our senior unsecured notes; any lowering or withdrawal of the ratings assigned to our debt securities by rating agencies; our pension liabilities; and write down of the value of certain significant assets;
•Law and Compliance: allegations or claims by third parties that our products or services infringe on intellectual property rights of others, including claims against our customers and claims by our customers to defend and indemnify them with respect to such claims; protection of our intellectual property; changes to our tax rates and additional income tax liabilities; uncertainties regarding regulations, lawsuits and other related matters; and changes to cryptocurrency regulations;
•Governance: impact of the terms of our Series A Convertible Preferred (“Series A”) Stock relating to voting power, share dilution and market price of our common stock; rights, preferences and privileges of Series A stockholders compared to the rights of our common stockholders; and actions or proposals from stockholders that do not align with our business strategies or the interests of our other stockholders;
•Planned Separation: an unexpected failure to complete, or unexpected delays in completing, the necessary actions for the planned separation, or to obtain the necessary approvals or third party consents to complete these actions; that the potential strategic benefits, synergies or opportunities expected from the separation may not be realized or may take longer to realize than expected; costs of implementation of the separation and any changes to the configuration of businesses included in the separation if implemented; the potential inability to access or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade; the potential adverse reactions to the planned separation by customers, suppliers, strategic partners or key personnel and potential difficulties in maintaining relationships with such persons and risks associated with third party contracts containing consent and/or other provisions that may be triggered by the planned separation and the ability to obtain such consents; the risk that any newly formed entity to house the commerce or ATM business would have no credit rating and may not have access to the capital markets on acceptable terms; unforeseen tax liabilities or changes in tax law; requests or requirements of governmental authorities related to certain existing liabilities; and the ability to obtain or consummate financing or refinancing related to the transaction upon acceptable terms or at all.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that the planned separation will be completed in the expected form or within the expected time frame or at all. Nor can there be any guarantee that the commerce business and ATM business after a separation will be able to realize any of the potential strategic benefits, synergies or opportunities as a result of these actions. Neither can there be any guarantee that stockholders will achieve any particular level of stockholder returns. Nor can there be any guarantee that the planned separation will enhance value for stockholders, or that NCR or any of its divisions, or separate commerce and ATM business, will be commercially successful in the future, or achieve any particular credit rating or financial results. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Income (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating income (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits, as well as other special items, including amortization of acquisition related intangibles, stock-based compensation expense, separation-related costs, cyber ransomware incident recovery costs, and transformation and restructuring activities, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, interest and other income (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results. Prior to 2023, our calculations of these non-GAAP measures did not exclude stock-based compensation expense. We believe that it is useful to exclude stock-based compensation expense, which is a non-cash expense, in order to better understand the long-term performance of our core business and to facilitate comparison of our results to those of peer companies over multiple periods. All periods presented have been recast to reflect this new definition.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA). NCR determines Adjusted EBITDA for a given period based on its GAAP net income from continuing operations attributable to NCR plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus stock-based compensation expense; plus other income (expense); plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits, and other special items, including amortization of acquisition related intangibles, separation-related costs, cyber ransomware incident recovery costs, and transformation and restructuring charges (which includes integration, severance and other exit and disposal costs), among others. NCR uses Adjusted EBITDA to manage and measure the performance of its business segments. NCR also uses Adjusted EBITDA to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments.

Adjusted EBITDA margin is calculated based on Adjusted EBITDA as a percentage of total revenue. Adjusted EBITDA margin by segment is calculated based on segment Adjusted EBITDA divided by the related component of revenue.

Special Item Related to Russia The war in Eastern Europe and related sanctions imposed on Russia and related actors by the United States and other jurisdictions required us to commence the orderly wind down of our operations in Russia in the first quarter of 2022. As of June 30, 2023, we have ceased operations in Russia and are in process of dissolving our only subsidiary in Russia. As a result, for the three and six months ended June 30, 2022, our non-GAAP presentation of the measures described above exclude the immaterial impact of our operating results in Russia, as well as the impact of impairments taken to write down the carrying value of assets and liabilities, severance charges, and the assessment of collectability on revenue recognition. No charges have been recognized for the three and six months ended June 30, 2023. We consider this to be a non-recurring special item and management has reviewed the results of its business segments excluding these impacts.

Adjusted Free Cash Flow-Unrestricted. NCR defines “Adjusted free cash flow-unrestricted” as net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment, less additions to capitalized software, plus/minus the change in restricted cash settlement activity, plus acquisition-related items, plus/minus net reductions or reinvestments in the trade receivables facility established in the third quarter of 2021 due to fluctuations in the outstanding balance of receivables sold, and plus pension contributions and pension settlements. Restricted cash settlement activity represents the net change in amounts collected on behalf of, but not yet remitted to, certain of the Company’s merchant customers or third-party service providers that are pledged for a particular use or restricted to support these obligations. These amounts can fluctuate significantly from period to period based on the number of days for which settlement to the merchant has not yet occurred or day of the week on which a reporting period ends. NCR's management uses Adjusted free cash flow-unrestricted to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, Adjusted free cash flow-unrestricted indicates the amount of cash generated after these adjustments, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Adjusted free cash flow-unrestricted does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Adjusted free cash flow-unrestricted does not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result may contribute to an understanding of the Company's period-over-period operating performance and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Use of Certain Terms

Recurring revenue includes all revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, cloud revenue, payment processing revenue, interchange and network revenue, Bitcoin-related revenue, and certain professional services arrangements, as well as term-based software license arrangements that include customer termination rights.

Reconciliation of Gross Margin (GAAP) to Gross Margin (Non-GAAP)

$ in millions	Q2 2023	Q2 2022
Gross Margin (GAAP)	$538	$471
Transformation and restructuring costs	1	16
Stock-based compensation expense	4	4
Acquisition-related amortization of intangibles	27	27
Cyber ransomware incident recovery costs	6	—
Acquisition-related costs	—	1
Russia	—	(4)
Gross Margin (Non-GAAP)	$576	$515

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (Non-GAAP)

	Q2 2023	Q2 2022
Gross Margin Rate (GAAP)	27.1%	23.6%
Transformation and restructuring costs	0.1%	0.8%
Stock-based compensation expense	0.2%	0.2%
Acquisition-related amortization of intangibles	1.4%	1.4%
Cyber ransomware incident recovery costs	0.2%	—%
Acquisition-related costs	—%	0.1%
Russia	—%	(0.2)%
Gross Margin Rate (Non-GAAP)	29.0%	25.9%

Reconciliation of Income from Operations (GAAP) to Operating Income (Non-GAAP)

$ in millions	Q2 2023	Q2 2022
Income (Loss) from Operations (GAAP)	$148	$103
Transformation and restructuring costs	6	49
Stock-based compensation expense	36	35
Acquisition-related amortization of intangibles	43	45
Acquisition-related costs	1	3
Separation costs	52	—
Cyber ransomware incident recovery costs	11	—
Russia	—	(2)
Operating Income (Non-GAAP)	$297	$233

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to Adjusted Earnings Before Interest, Depreciation, Taxes and Amortization (Adjusted EBITDA)

$ in millions	Q2 2023	Q2 2022
Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP)	$20	$35
Transformation and restructuring costs	(1)	49
Acquisition-related amortization of intangibles	43	45
Acquisition-related costs	1	3
Separation costs	52	—
Cyber ransomware incident recovery costs	11	—
Depreciation and amortization (excluding acquisition-related amortization of intangibles)	109	104
Interest expense	91	67
Interest income	(3)	(2)
Income tax expense (benefit)	30	—
Stock-based compensation expense	36	35
Russia	—	3
Adjusted EBITDA (Non-GAAP)	$389	$339

Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (Non-GAAP)

	Q2 2023	Q2 2022
Diluted Earnings Per Share from Continuing Operations (GAAP) (1)	$0.11	$0.22
Transformation and restructuring costs	(0.01)	0.25
Stock-based compensation expense	0.21	0.21
Acquisition-related amortization of intangibles	0.23	0.21
Acquisition-related costs	0.01	0.01
Separation costs	0.30	—
Cyber ransomware incident recovery costs	0.06	—
Russia	—	—
Diluted Earnings Per Share from Continuing Operations (Non-GAAP) (1)	$0.94	$0.91

(1)     Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted Free Cash Flow-Unrestricted (Non-GAAP)

$ in millions	Q2 2023	Q2 2022
Net cash provided by (used in) operating activities	$227	$80
Total capital expenditures	(121)	(94)
Change in trade receivables facility	43	—
Restricted cash settlement activity	1	9
Pension contributions	4	5
Adjusted free cash flow-unrestricted (Non-GAAP)	$154	$—

Reconciliation of As Reported Growth % (GAAP) to Growth Constant Currency % (Non-GAAP)

	Three months ended June 30, 2023			Six months ended June 30, 2023
$ in millions	As Reported Growth %	Favorable (Unfavorable) FX Impact	Growth % Constant Currency (non-GAAP)	As Reported Growth %	Favorable (Unfavorable) FX Impact	Growth % Constant Currency (non-GAAP)
Revenue by segment
Retail	2%	(1)%	3%	2%	(2)%	4%
Hospitality	(1)%	—%	(1)%	2%	—%	2%
Digital Banking	7%	—%	7%	3%	—%	3%
Payments & Network	—%	(1)%	1%	4%	(1)%	5%
Self-Service Banking	(3)%	(2)%	(1)%	(1)%	(2)%	1%
Other	(11)%	—%	(11)%	(16)%	(1)%	(15)%
Eliminations	8%	—%	8%	15%	—%	15%
Total revenue	(1)%	(1)%	—%	—%	(2)%	2%

Recurring Revenue	4%	(1)%	5%	4%	(2)%	6%

Adjusted EBITDA	15%	(2)%	17%	13%	(5)%	18%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended June 30
	Three Months		Six Months
	2023	2022	2023	2022
Revenue
Product	$576	$614	$1,097	$1,130
Service	1,410	1,383	2,780	2,733
Total Revenue	1,986	1,997	3,877	3,863
Cost of products	478	544	934	1,036
Cost of services	970	982	1,939	1,945
Total gross margin	538	471	1,004	882
% of Revenue	27.1%	23.6%	25.9%	22.8%
Selling, general and administrative expenses	333	309	625	622
Research and development expenses	57	59	121	124
Income (loss) from operations	148	103	258	136
% of Revenue	7.5%	5.2%	6.7%	3.5%
Interest expense	(91)	(67)	(174)	(130)
Other income (expense), net	(8)	1	(11)	10
Total interest and other expense, net	(99)	(66)	(185)	(120)
Income (loss) from continuing operations before income taxes	49	37	73	16
% of Revenue	2.5%	1.9%	1.9%	0.4%
Income tax expense (benefit)	30	—	44	13
Income (loss) from continuing operations	19	37	29	3
Income (loss) from discontinued operations, net of tax	(1)	6	(1)	5
Net income (loss)	18	43	28	8
Net income (loss) attributable to noncontrolling interests	(1)	2	—	1
Net income (loss) attributable to NCR	$19	$41	$28	$7
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$20	$35	$29	$2
Dividends on convertible preferred stock	(4)	(4)	(8)	(8)
Income (loss) from continuing operations attributable to NCR common stockholders	16	31	21	(6)
Income (loss) from discontinued operations, net of tax	(1)	6	(1)	5
Net income (loss) attributable to NCR common stockholders	$15	$37	$20	$(1)
Income (loss) per share attributable to NCR common stockholders:
Income (loss) per common share from continuing operations
Basic	$0.11	$0.23	$0.15	$(0.04)
Diluted (1)	$0.11	$0.22	$0.15	$(0.04)
Net income (loss) per common share
Basic	$0.11	$0.27	$0.14	$(0.01)
Diluted (1)	$0.11	$0.26	$0.14	$(0.01)
Weighted average common shares outstanding
Basic	140.4	136.6	140.0	136.2
Diluted (1)	141.9	140.8	142.0	136.2

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND ADJUSTED EBITDA SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended June 30
	Three Months				Six Months
	2023	2022	% Change	% Change Constant Currency	2023	2022	% Change	% Change Constant Currency
Revenue by segment
Retail	$576	$562	2%	3%	$1,128	$1,108	2%	4%
Hospitality	235	238	(1)%	(1)%	458	449	2%	2%
Digital Banking	140	131	7%	7%	276	267	3%	3%
Payments & Network	333	332	—%	1%	656	631	4%	5%
Self-Service Banking	661	679	(3)%	(1)%	1,274	1,290	(1)%	1%
Other (1)	54	61	(11)%	(11)%	108	129	(16)%	(15)%
Eliminations	(13)	(12)	8%	8%	(23)	(20)	15%	15%
Other adjustment (2)	—	6	n/m	n/m	—	9	n/m	n/m
Total revenue	$1,986	$1,997	(1)%	—%	$3,877	$3,863	—%	2%

Adjusted EBITDA by segment
Retail	$123	$104	18%		$220	$171	29%
Retail Adjusted EBITDA margin %	21.4%	18.5%			19.5%	15.4%
Hospitality	60	46	30%		113	87	30%
Hospitality Adjusted EBITDA margin %	25.5%	19.3%			24.7%	19.4%
Digital Banking	53	56	(5)%		102	112	(9)%
Digital Banking Adjusted EBITDA margin %	37.9%	42.7%			37.0%	41.9%
Payments & Network	99	97	2%		182	195	(7)%
Payments & Network Adjusted EBITDA margin %	29.7%	29.2%			27.7%	30.9%
Self-Service Banking	169	142	19%		307	254	21%
Self-Service Banking Adjusted EBITDA margin %	25.6%	20.9%			24.1%	19.7%
Eliminations	(9)	(8)	13%		(17)	(14)	21%
Corporate and Other (3)	(106)	(98)	8%		(216)	(195)	11%
Total Adjusted EBITDA	$389	$339	15%	17%	$691	$610	13%	18%
Total Adjusted EBITDA margin %	19.6%	17.0%			17.8%	15.8%

(1) Other revenue represents certain other immaterial business operations that do not represent a reportable segment.
(2) Other adjustment reflects the revenue attributable to the Company's operations in Russia for the three and six months ended June 30, 2022 that were excluded from management's measure of revenue due to our previous announcement to suspend sales to Russia and orderly wind down of our operations in Russia beginning in the first quarter of 2022. Refer to the section entitled "Non-GAAP Financial Measures" for additional information.
(3) Corporate and Other includes income and expenses related to corporate functions that are not specifically attributable to an individual reportable segment along with any immaterial operating segment(s).

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$547	$505
Accounts receivable, net of allowances of $42 and $34 as of June 30, 2023 and December 31, 2022, respectively	986	1,083
Inventories	709	772
Restricted cash	254	228
Prepaid and other current assets	458	494
Total current assets	2,954	3,082
Property, plant and equipment, net	677	663
Goodwill	4,544	4,540
Intangibles, net	1,064	1,145
Operating lease assets	353	371
Prepaid pension cost	222	212
Deferred income taxes	589	598
Other assets	876	896
Total assets	$11,279	$11,507
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$105	$104
Accounts payable	832	942
Payroll and benefits liabilities	208	207
Contract liabilities	560	537
Settlement liabilities	263	250
Other current liabilities	689	673
Total current liabilities	2,657	2,713
Long-term debt	5,316	5,561
Pension and indemnity plan liabilities	617	614
Postretirement and postemployment benefits liabilities	92	91
Income tax accruals	98	97
Operating lease liabilities	336	353
Other liabilities	334	324
Total liabilities	9,450	9,753
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.3 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively; redemption amount and liquidation preference of $276 as of June 30, 2023 and December 31, 2022, respectively	275	275
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 140.4 and 138.0 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	1	1
Paid-in capital	770	704
Retained earnings	1,095	1,075
Accumulated other comprehensive loss	(311)	(300)
Total NCR stockholders' equity	1,555	1,480
Noncontrolling interests in subsidiaries	(1)	(1)
Total stockholders' equity	1,554	1,479
Total liabilities and stockholders' equity	$11,279	$11,507

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended June 30
	Three Months		Six Months
	2023	2022	2023	2022
Operating activities
Net income (loss)	$18	$43	$28	$8
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (income) from discontinued operations	1	(6)	1	(5)
Depreciation and amortization	155	152	306	299
Stock-based compensation expense	36	35	68	69
Deferred income taxes	10	2	16	6
Impairment of other assets	1	—	1	—
Loss (gain) on disposal of property, plant and equipment and other assets	(1)	—	1	2
(Gain) loss on divestiture	(5)	—	(8)	—
Changes in assets and liabilities:
Receivables	28	(80)	91	(209)
Inventories	66	(125)	21	(202)
Current payables and accrued expenses	(124)	121	(104)	58
Contract liabilities	(70)	(71)	25	34
Employee benefit plans	(8)	14	(24)	6
Other assets and liabilities	120	(5)	122	52
Net cash provided by operating activities	$227	$80	$544	$118
Investing activities
Expenditures for property, plant and equipment	$(51)	$(17)	$(70)	$(32)
Proceeds from sale of property, plant and equipment and other assets	8	3	8	3
Additions to capitalized software	(70)	(77)	(134)	(142)
Business acquisitions, net of cash acquired	—	—	(6)	(1)
Proceeds from divestiture, net	5	—	8	—
Other investing activities, net	—	—	—	(5)
Net cash used in investing activities	$(108)	$(91)	$(194)	$(177)
Financing activities
Short term borrowings, net	$—	$—	$—	$2
Payments on term credit facilities	(24)	(2)	(50)	(4)
Payments on revolving credit facilities	(479)	(320)	(927)	(599)
Borrowings on revolving credit facilities	414	325	732	637
Payments on other financing arrangements	(2)	—	(2)	—
Cash dividend paid for Series A preferred shares dividends	(4)	(4)	(8)	(8)
Proceeds from employee stock plans	8	8	14	14
Tax withholding payments on behalf of employees	—	—	(16)	(36)
Net change in client funds obligations	—	(9)	—	(3)
Principal payments for finance lease obligations	(4)	(4)	(9)	(8)
Other financing activities	—	(2)	—	(2)
Net cash provided by (used in) financing activities	$(91)	$(8)	$(266)	$(7)
Cash flows from discontinued operations
Net cash provided by (used in) operating activities of discontinued operations	—	4	(6)	—
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	(13)	(8)	(19)
Increase (decrease) in cash, cash equivalents, and restricted cash	$30	$(28)	$70	$(85)
Cash, cash equivalents and restricted cash at beginning of period	780	692	740	749
Cash, cash equivalents, and restricted cash at end of period	$810	$664	$810	$664